EXHIBIT 5.1

February 8, 2006

XOMA Ltd.

2910 Seventh Street

Berkeley, California 94710

Re:	XOMA Ltd.

Ladies and Gentlemen:

We have acted as special U.S. counsel to XOMA Ltd., a Bermuda company (the “Company”), and this opinion is rendered in connection with the preparation and filing by the Company pursuant to Rule 462(b) under the Securities Act of 1933 (the “Act”) of a Registration Statement on Form S-3 (the “Registration Statement”), for the registration of $2,000,000 aggregate principal amount of the Company’s 6.50% convertible SNAPssm due 2012 (the “New Notes”) that will be offered to the public for cash.

In connection with the opinion expressed herein, we have examined, and have relied as to matters of fact upon, (i) the form of indenture to be entered into by and between Wells Fargo Bank, National Association, as trustee (the “Trustee”) and the Company (the “Indenture”) governing the New Notes, and (ii) the placement agreement dated as of January 11, 2006 among Piper Jaffray & Co., Canaccord Adams Inc. and the Company (the “Placement Agreement” and, together with the Indenture, the “Transaction Documents”) and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents or public officials and directors, officers, employees and representatives of the Company, and have made such further investigations, as we have deemed relevant and appropriate as a basis for the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the conformity to the originals of all documents submitted to us as copies and the authenticity of all originals. We have also assumed that all agreements, documents and other instruments examined by us to which the Company is a party (including the Transaction Documents) have been or will be duly authorized, executed and delivered by the Company and each other party thereto in accordance with all laws applicable to the Company and such other party.

Based upon and subject to the foregoing, we are of the opinion that, once the New Notes have been issued, executed, authenticated and delivered in accordance with the Indenture and delivered as described in the Registration Statement for cash, and assuming the due authorization, execution and delivery of the New Notes by the Company under Bermuda law, the New Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the General Obligations Law of the State of New York and the federal securities laws of the United States.

This opinion is expressed as of the date hereof, and we take no responsibility to advise you of any changes subsequent to the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the prospectus incorporated by reference into the Registration Statement. Our consent to such reference does not constitute a consent under Section 7 of the Act and in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Cahill Gordon & Reindel LLP